Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Lori Stafford-Thomas	Anita Guerrero
Asst. Vice President Corp. Communications	Investor Relations
262-879-5130	262-879-5732
Lori.stafford@fiserv.com	Investor.relations@fiserv.com

For Immediate Release

Fiserv Reports Third Quarter 2009 Results

Adjusted earnings increase 14 percent to $0.92 per share and 2009 guidance affirmed;

Adjusted operating margin increases 110 basis points in the quarter;

Free cash flow grows 9 percent year-to-date to $506 million

Brookfield, Wis., October 27, 2009 – Fiserv, Inc. (NASDAQ: FISV), the leading global provider of financial services technology solutions, today reported financial results for the third quarter of 2009. The company announced the sale of its Loan Fulfillment Solutions business (“Fiserv LFS”) in the quarter. Accordingly, the financial results of Fiserv LFS are reported as discontinued operations for the third quarter of 2009 and for all periods presented. The transaction is expected to close in the fourth quarter of 2009 subject to customary closing conditions.

Total GAAP revenue in the third quarter was $992 million compared with $1.04 billion in 2008. Total adjusted revenue decreased 1 percent to $945 million in the quarter compared with $958 million in 2008. Total GAAP revenue for the first nine months of 2009 was $3.02 billion compared with $3.55 billion in 2008. Total adjusted revenue for the year decreased 2 percent to $2.86 billion compared with $2.91 billion in 2008.

GAAP earnings per share from continuing operations for the third quarter were $0.79 compared with $0.46 in 2008. Total GAAP earnings per share, including discontinued operations, were $0.74 for the third quarter compared with $0.48 in 2008. GAAP earnings per share from continuing operations were $2.21 for the first nine months of 2009 compared with $1.69 in 2008. Total GAAP earnings per share, including discontinued operations, were $2.30 for the first nine months of 2009 compared with $3.08 in 2008.

Adjusted earnings per share from continuing operations in the third quarter increased 14 percent to $0.92 compared with $0.81 in 2008. For the first nine months of 2009 adjusted earnings per share increased 11 percent to $2.72 compared with $2.45 in 2008. Adjusted internal revenue declined 2 percent in the third quarter and the year to date. On a constant currency basis, adjusted internal revenue declined 1 percent in both the quarter and the first nine months of 2009 compared with 2008.

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Adjusted operating margin was 28.9 percent in the third quarter and year to date, an increase of 110 basis points and 160 basis points, respectively, over 2008. The increased operating margin resulted primarily from growth in higher-margin revenue, favorable changes in the company’s business mix and operating efficiency.

“We continue to deliver high-quality earnings and free cash flow, which is a testament to our market-leading value proposition,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Although top-line revenue growth remains challenged in the current environment, our results continue to showcase the attractiveness of our business model.”

Third Quarter Highlights

•

Adjusted operating margin in the payments segment increased 70 basis points in the quarter to 31.7 percent through growth in higher-margin revenue and continued cost savings associated with the CheckFree acquisition;

•

The financial segment operating margin increased 310 basis points in the quarter to 29.6 percent through improved business mix, ongoing cost efficiencies, and strength in the account processing business;

•	Free cash flow was $196 million in the quarter and has increased 9% to $506 million for the first nine months of 2009;

•

The company continued to expand its payments footprint by signing 85 electronic bill payment clients in the quarter and a total of 294 clients in 2009. Additionally, the company added 58 EFT/Debit clients in the third quarter and 164 clients so far in 2009;

•	The company repurchased 1.3 million shares of its common stock in the third quarter and a total of 3.0 million shares in the first nine months of 2009;

•

The company launched Acumen™, a new global core account processing solution for the U.S. large credit union market. Built from the ground up, Acumen™ supports rapid growth by allowing credit unions to scale their operations quickly and cost effectively.

•	The company signed a number of new and expanded client relationships in the quarter:

•

BBVA Bancomer, the largest bank in Mexico with assets of $75 billion, has signed an agreement with Fiserv for its Cash Supply Chain Management solution to reduce costs and improve efficiencies in its cash supply chain operations. Located in Mexico City, Mexico, BBVA Bancomer has 14 million account holders and maintains a services network of approximately 1,800 branches and 6,100 ATMs.

•

Citi Prepaid signed an agreement with Fiserv to provide millions of prepaid cards including plastic manufacturing, personalization and fulfillment services. This agreement dovetails on an existing relationship between Citibank and Fiserv for manufacturing and personalization of cards for Citi’s debit program.

•

GreenChoice Bank, a Chicago-based de novo financial institution, selected Fiserv as its technology partner. As the first “green” community bank in the Midwest, GreenChoice will leverage eight Fiserv solutions: outsourced processing on the Premier® Bank Platform which will allow the bank to operate in a much smaller space with less hardware on site; online banking; mobile banking; remote capture and e-statements.

•

Panin Bank, a 12-year Fiserv client, agreed to upgrade its account processing system to Signature from Fiserv. As the seventh largest bank of Indonesia with more than $6.5 billion in assets and over 300 branches, the bank will also be implementing loan origination, customer and account servicing, and campaign and lead execution solutions from Fiserv.

•

Prosperity Bank, a $9 billion regional bank located in Houston, TX, will be converting all its internet bill payment to CheckFree® RXPSM from Fiserv, moving from a competitor to the award-winning Fiserv solution. Prosperity cited innovation, reliability and service as the reason to move the business to Fiserv.

•

Umpqua Bank, a $9.2 billion community bank headquartered in Roseburg, Oregon, selected Mobile MoneySM from Fiserv to provide its consumers the ability to access their accounts through the mobile channel.

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Outlook for 2009

Fiserv expects its full-year 2009 adjusted earnings per share from continuing operations to be within a narrowed range of $3.63 to $3.68. The company expects adjusted internal revenue growth in the fourth quarter to be in a range of 0 to 2 percent.

“We remain on track to achieve earnings within our full-year guidance in what has been one of the most challenging periods in the history of financial services,” said Yabuki. “We continue to deliver solid performance while investing to ensure an even brighter future.”

Earnings Conference Call

The company will discuss its third quarter 2009 results on a conference call and Webcast at 4 p.m. CDT on Tuesday, October 27. To register for the event go to www.fiserv.com and click on the Q3 Earnings Webcast icon. Supplemental materials and an accompanying presentation will be available in the “For Investors” section of the website.

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Use of Non-GAAP Financial Measures

We supplement our reporting of total revenues, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenues,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share from continuing operations,” “adjusted operating margin,” “free cash flow,” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or unusual revenue or expense items, and the exclusion of certain pass-through revenues and expenses, enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP measures. We also exclude the financial results of Fiserv Insurance from “adjusted revenues,” “adjusted operating income” and “adjusted operating margin” because we sold a majority interest in our Insurance segment in 2008 and, accordingly, believe that these adjusted results reflect the performance of our remaining primary operations.

Examples of non-cash or unusual items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, severance costs and merger and integration expenses. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations. We regularly report our adjusted results to our chief executive officer, who uses this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are described in detail on pages 10 and 12. Adjusted internal revenue growth percentage is a non-GAAP financial measure that we believe is useful to investors because it presents internal revenue growth excluding postage reimbursements in our output solutions business and deferred revenue purchase accounting adjustments. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenues, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is the leading global provider of information management and electronic commerce systems for the financial services industry, driving innovation that transforms experiences for financial institutions and their customers. Ranked No. 1 on the FinTech 100 survey of top technology partners to the financial services industry, Fiserv celebrates its 25th year in 2009. For more information, visit www.fiserv.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share from continuing operations and adjusted internal revenue growth and the closing of pending dispositions. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry or from decreased spending on the products and services that the company offers; the company’s ability to complete, and the

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timing of and the proceeds from, the sale of the remainder of Fiserv ISS, including the risk that the conditions to the completion of the transaction may not be satisfied or the remaining required regulatory approval may not be obtained timely or at all; the company’s ability to complete, and the timing of and the proceeds from, the sale of Fiserv LFS; the company’s ability to successfully integrate CheckFree’s operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s Fiserv 2.0 initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008(1)	2009	2008(1)
Revenues
Processing and services	$826	$832	$2,485	$2,633
Product	166	206	530	914

Total revenues	992	1,038	3,015	3,547

Expenses
Cost of processing and services	453	460	1,376	1,489
Cost of product	126	162	393	765
Selling, general and administrative	182	199	556	615

Total expenses	761	821	2,325	2,869

Operating income	231	217	690	678
Interest expense - net	(52)	(57)	(161)	(187)
Gain on sale of businesses (1)	—	19	—	19

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	179	179	529	510
Income tax provision (1) (2)	(60)	(107)	(194)	(235)
Income from investment in unconsolidated affiliate - net of income taxes (1)	5	3	10	3

Income from continuing operations	124	75	345	278
Income (loss) from discontinued operations - net of income taxes (3)	(9)	3	13	229

Net income	$115	$78	$358	$507

GAAP earnings (loss) per share
Continuing operations (1) (2)	$0.79	$0.46	$2.21	$1.69
Discontinued operations (3)	(0.05)	0.02	0.09	1.38

Total	$0.74	$0.48	$2.30	$3.08

Diluted shares used in computing earnings (loss) per share	155.2	163.8	155.7	164.7

(1)

In the third quarter of 2008, Fiserv completed the sale of a 51% interest in Fiserv Insurance (n/k/a Stone River). The financial results for 2008 include the revenue and operating income of Fiserv Insurance as disclosed on page 8. In connection with the 2008 transaction, the company recorded a pre-tax gain on the sale of its majority interest of $19 million and a related income tax provision of $44 million, resulting in a net after-tax loss of $25 million ($0.15 per share). In 2009, the company has reported its 49% share of net income in Fiserv Insurance as “income from investment in unconsolidated affiliate.”

(2)

Income tax provision includes an income tax benefit of $7 million ($0.04 per share) recognized for GAAP purposes in the third quarter of 2009 in conjunction with the final settlement of a CheckFree purchase accounting income tax reserve.

(3)

Discontinued operations results include after-tax gains on dispositions totaling $0.16 and $1.45 per share for the first nine months of 2009 and 2008, respectively. In the second quarter of 2009, Fiserv recognized an after-tax gain of $25 million ($0.16 per share) for a contingent payment received related to the 2008 sale of Fiserv ISS.

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Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP income from continuing operations	$124	$75	$345	$278
Adjustments:
Merger costs and other adjustments (1)	5	16	16	48
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	37	36	108	113
Tax benefit of adjustments	(17)	(19)	(53)	(61)
Tax settlement (2)	(7)	—	(7)	—
Loss on sale of businesses, net of tax	—	25	—	25

Adjusted income from continuing operations	$142	$133	$424	$403

GAAP earnings per share - continuing operations	$0.79	$0.46	$2.21	$1.69
Adjustments - net of income taxes:
Merger costs and other adjustments (1)	0.02	0.06	0.06	0.18
Severance costs	—	—	0.06	—
Amortization of acquisition-related intangible assets	0.15	0.14	0.43	0.42
Tax settlement (2)	(0.04)	—	(0.04)	—
Loss on sale of businesses	—	0.15	—	0.15

Adjusted earnings per share - continuing operations	$0.92	$0.81	$2.72	$2.45

(1)

Merger costs and other adjustments include integration project management, retention bonuses and other expenses associated with the acquisition of CheckFree and deferred revenue adjustments based on the purchase price allocation for the CheckFree acquisition for which the company estimated the fair value of deferred revenue from license fees and other client payments. The deferred revenue adjustments, as reflected on page 8, represent revenue that would have been recognized by CheckFree or companies it acquired consistent with past practices, which the company did not record due to GAAP purchase accounting requirements.

(2)

Represents a GAAP income tax benefit recognized in the third quarter of 2009 in conjunction with the final settlement of a CheckFree purchase accounting income tax reserve. Adjusted EPS excludes this positive income tax benefit.

See page 4 for disclosures related to the use of non-GAAP financial information.

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Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Total Company
Revenues	$992	$1,038	$3,015	$3,547
Fiserv Insurance (1)	—	(33)	—	(513)
Output solutions postage reimbursements	(48)	(51)	(155)	(145)
Deferred revenue adjustment	1	4	4	20

Adjusted revenues	$945	$958	$2,864	$2,909

Operating income	$231	$217	$690	$678
Fiserv Insurance (1)	—	(3)	—	(44)
Merger costs and other adjustments	5	16	16	48
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	37	36	108	113

Adjusted operating income	$273	$266	$829	$795

Operating margin	23.3%	20.9%	22.9%	19.1%
Adjusted operating margin	28.9%	27.8%	28.9%	27.3%

Financial Institution Services (“Financial”)
Revenues	$475	$484	$1,445	$1,502

Operating income	$141	$129	$428	$410

Operating margin	29.6%	26.5%	29.6%	27.3%

Payments and Industry Products (“Payments”)
Revenues	$522	$529	$1,591	$1,572
Output solutions postage reimbursements	(48)	(51)	(155)	(145)

Adjusted revenues	$474	$478	$1,436	$1,427

Operating income	$151	$148	$453	$422

Operating margin	28.8%	28.1%	28.5%	26.9%
Adjusted operating margin	31.7%	31.0%	31.5%	29.6%

Corporate and Other
Revenues	$(5)	$(8)	$(21)	$(40)
Deferred revenue adjustment	1	4	4	20

Adjusted revenues	$(4)	$(4)	$(17)	$(20)

Operating loss	$(61)	$(63)	$(191)	$(198)
Merger costs and other adjustments	5	16	16	48
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	37	36	108	113

Adjusted operating loss	$(19)	$(11)	$(52)	$(37)

(1)	In July 2008, Fiserv completed the sale of a 51% interest in Fiserv Insurance.

See page 4 for disclosures related to the use of non-GAAP financial information and footnote (1) on page 7 for explanations of adjustments to revenue and operating income. Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows - Continuing Operations (1)

(In millions, unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net income	$358	$507
Adjustment for discontinued operations	(13)	(229)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	140	153
Amortization of acquisition-related intangible assets	108	113
Share-based compensation	28	26
Deferred income taxes	49	31
Gain on sale of businesses	—	(19)
Other non-cash items	(10)	(5)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	80	(1)
Prepaid expenses and other assets	(3)	(12)
Trade accounts payable and other liabilities	(55)	44
Deferred revenues	(43)	(31)

Net cash provided by operating activities	639	577

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(151)	(138)
Investment in unconsolidated affiliate	(67)	—
Payment for acquisitions of businesses, net of cash acquired	—	(40)
Proceeds from sale of businesses, net of cash sold and expenses paid	—	513
Other investing activities	5	(18)

Net cash (used in) provided by investing activities	(213)	317

Cash flows from financing activities
Repayments of long-term debt, net	(334)	(1,148)
Issuance of common stock and treasury stock	30	34
Purchases of treasury stock	(128)	(244)
Other financing activities	4	(3)

Net cash used in financing activities	(428)	(1,361)

Change in cash and cash equivalents	(2)	(467)
Net cash transactions from discontinued operations	50	640
Beginning balance	230	295

Ending balance	$278	$468

(1)	Cash flows from discontinued operations are excluded from the above Condensed Consolidated Statements of Cash Flows.

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Fiserv, Inc.

Free Cash Flow

(In millions, unaudited)

	Nine Months Ended September 30,
	2009	2008
Income from continuing operations	$345	$278
Depreciation and other amortization	140	153
Amortization of acquisition-related intangible assets	108	113
Share-based compensation	28	26
Pre-tax gain on sale of businesses	—	(19)
Capital expenditures	(151)	(138)

Free cash flow before changes in working capital	470	413
Changes in working capital-net	18	26
Non-recurring items	18	25

Free cash flow	$506	$464

Net cash provided by operating activities	$639	$577
Capital expenditures	(151)	(138)
Non-recurring items	18	25

Free cash flow	$506	$464

Free cash flow has been adjusted for payments totaling $18 million and $25 million in 2009 and 2008, respectively, related to after-tax merger and severance costs. Management believes it is appropriate to exclude these payments from the calculation of free cash flow because they may not be indicative of the future free cash flow of the company. See page 4 for disclosures related to the use of non-GAAP financial information.

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Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$278	$230
Trade accounts receivable – net	518	591
Deferred income taxes	45	71
Prepaid expenses and other current assets	268	294
Assets of discontinued operations held for sale (1)	886	1,034

Total current assets	1,995	2,220
Property and equipment – net	288	298
Intangible assets – net	2,020	2,091
Goodwill	4,368	4,369
Other long-term assets	425	353

Total	$9,096	$9,331

Liabilities and Shareholders’ Equity
Trade accounts payable	$102	$97
Accrued expenses	453	509
Current maturities of long-term debt	4	255
Deferred revenues	301	338
Liabilities of discontinued operations held for sale (1)	729	843

Total current liabilities	1,589	2,042
Long-term debt	3,773	3,850
Deferred income taxes	568	535
Other long-term liabilities	252	310

Total Liabilities	6,182	6,737
Shareholders’ Equity	2,914	2,594

Total	$9,096	$9,331

(1)

Assets and liabilities of Fiserv LFS and the final portion of Fiserv ISS are reported as assets and liabilities of discontinued operations held for sale as of September 30, 2009 and December 31, 2008. The company expects to dispose of these businesses in the fourth quarter of 2009.

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Fiserv, Inc.

Selected Key Metrics

Adjusted Internal Revenue Growth (1)	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Financial Segment (2) (3)	(3)%	(5)%
Payments Segment	(1)%	0%

Total Company (3)	(2)%	(2)%

(1)

Adjusted internal revenue growth percentages are measured as the change in adjusted revenues (see page 8) for the current period less “acquired revenue from acquisitions” divided by adjusted revenues from the prior year period plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” was $7 million ($6 million in the Financial segment and $1 million in the Payments segment) for the third quarter of 2009 and $20 million ($17 million in the Financial segment and $3 million in the Payments segment) for the first nine months of 2009 and represents pre-acquisition adjusted revenue of acquired companies for the comparable prior year period.

(2)

Contract termination fee revenue in the Financial segment declined by $28 million in the first nine months of 2009 to $6 million. The decline in contract termination fee revenue adversely impacted segment revenue growth by 2 percent in the first nine months of 2009.

(3)	The negative impact of foreign currency on the Financial segment and total Company was approximately 1 percent in 2009.

Fiserv 2.0 Metrics (in millions)	2009 Objective	2009 YTD Attainment
		Dollars	Percentage
Integrated Sales (1)	$90	$75	83%
Operational Effectiveness (2)	$60	$73	122%

Electronic Payment Metrics (in millions)		Q3-09	YTD Q3-09
Bill Payment Transactions (3)		338	1,007
Bill Payment Year-Over-Year Transaction Growth		7%	8%
e-Bills Delivered		81	241
e-Bill Year-Over-Year Growth		6%	9%

(1)

Integrated Sales targets are exclusive of amounts included in the annual sales quota and include sales from a designated list of additional products sold to account processing clients. Dollar value is the amount of anticipated recurring annual revenue.

(2)

Operational Effectiveness targets represent cost savings associated with Fiserv 2.0 and the savings associated with combining CheckFree with Fiserv. The “2009 Objective” is the total amount of savings targeted to be attained in the measurement period which is incremental to the amount attained in 2008.

(3)	Bill Payment Transactions represent online bill payment transactions occurring through financial institutions, brokerage firms or portals.

See page 4 for disclosures related to the use of non-GAAP financial information.

FISV-E

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